    EXHIBIT 10.1
REALOGY HOLDINGS CORP.
AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT NOTICE OF GRANT & RESTRICTED STOCK UNIT AGREEMENT
Realogy Holdings Corp. (the "Company"), pursuant to its Amended and Restated 2018 Long-Term Incentive Plan (the "Plan"), hereby grants to the individual listed below (the "Participant"), an Award of Restricted Stock Units. The Award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit agreement attached hereto as Exhibit A (the "Agreement") and the Plan, which are incorporated herein by reference. In addition, as a condition to receiving this Award of Restricted Stock Units, the Participant understands and agrees to continue to be bound by and comply with the restrictive covenants and other provisions set forth in [the Participant’s Executive Restrictive Covenant Agreement]/[Sections 9 and 10 of the Participant's Executive Restrictive Covenant Agreement]/[in the Participant's Executive Restrictive Covenant Agreement] with the Company (the "Restrictive Covenants Agreement"), a copy of which the Participant acknowledges receipt. The Participant understands and agrees that the Restrictive Covenants Agreement (and any side letter thereto) shall survive the grant, vesting or termination of the Restricted Stock Units, sale of the Shares with respect to the Restricted Stock Units and any termination of employment of the Participant, and that full compliance with the Restrictive Covenants Agreement is an express condition precedent to (i) the receipt, delivery and vesting of any Restricted Stock Units and (ii) any rights to any payments with respect to the Restricted Stock Units.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant ("Notice") and the Agreement.
Participant:    ______________________________
Grant Date:    ______________________________
Total Number of Restricted Stock Units: ______________________________
Vesting Dates: One-third of the Restricted Stock Units will vest on each of the first three grant anniversary dates: ______________________________ (each, a "Vesting Date").
By accepting this grant, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice, including the Restrictive Covenants Agreement. The Participant has reviewed the Agreement, the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Restricted Stock Units Award.
Participant’s Consent Regarding Use of Personal Information. By accepting this Award, the Participant explicitly consents (i) to the use of the Participant’s Personal Information (as defined in Section 6.15 of the Agreement and to the extent permitted by law) for the purpose of implementing, administering and managing the Participant’s Award under the Plan and of being considered for participation in future equity, deferred cash or other award programs (to the extent he/she is eligible under the terms of such plan or program, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her Personal Information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any equity or other award, as described above.
Note: Participants electing to accept this grant via the Fidelity Stock Plan Services Net Benefits OnLine Grant Award Acceptance Process are not required to print and sign this Agreement.
REALOGY HOLDINGS CORP.         PARTICIPANT
By: ______________________________        By: ______________________________
Print Name:         Print Name:
Title: Executive Vice President and
Chief People Officer

    EXHIBIT 10.3
Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Restricted Stock Unit Notice of Grant (the "Notice") to which this Restricted Stock Unit Agreement (this "Agreement") is attached, Realogy Holdings Corp. (the "Company"), has granted to the Participant the number of Restricted Stock Units under the Company's Amended and Restated 2018 Long-Term Incentive Plan (the "Plan") as indicated in the Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Notice.
ARTICLE I

GENERAL
1.1Incorporation of Terms of Plan. The Restricted Stock Unit Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of Restricted Stock Units. In consideration of the Participant's past and/or continued employment with or Services to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice (the "Grant Date"), the Company grants to the Participant the number of Restricted Stock Units as set forth in the Notice, upon the terms and conditions set forth in the Plan and this Agreement, and subject to the Participant's full compliance at all times with the restrictive covenants and other provisions set forth in the Restrictive Covenants Agreement (as defined in the Notice), which is an express condition precedent to (i) the receipt, delivery and vesting of any Restricted Stock Units and (ii) any rights to any payments with respect to the Restricted Stock Units.
2.2    Consideration to the Company. In consideration of the grant of the Restricted Stock Units by the Company, the Participant agrees to render Services to the Company or any Affiliate and to comply at all times with the Restrictive Covenants Agreement. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or Service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the Services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

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ARTICLE III
RESTRICTIONS AND RESTRICTION PERIOD
3.1    Restrictions. The Restricted Stock Units granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4.1 below until the Restricted Stock Units vests.
3.2    Restricted Period. Subject to Articles 4 and 5 of this Agreement, the Restricted Stock Units shall vest on each Vesting Date as set forth in the Notice.
3.3    Settlement of Restricted Stock Units. Except as set forth in Sections 4.2 and 5.1 of this Agreement, within a reasonable period of time following vesting of the Restricted Stock Units (and in no event more than 60 days following such vesting), the Company shall pay and transfer to the Participant a number of shares of Common Stock of Realogy Holdings Corp. (the "Shares") equal to the aggregate number of Restricted Stock Units that have vested, subject to the Participant's full compliance at all times with the Restrictive Covenants Agreement.
3.4    No Rights as a Stockholder. Unless and until a certificate or certificates representing the Shares shall have been issued by the Company to the Participant in connection with the payment of Shares in connection with vested Restricted Stock Units, the Participant shall not be, or have any of the rights or privileges of a stockholder of the Company with respect to, the Shares.
3.5    Dividend Equivalents Rights. The Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company while the Restricted Stock Units are outstanding. In the event the Company pays a cash dividend on its outstanding Shares following the grant of the Restricted Stock Units, the number of Restricted Stock Units will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of Shares covered by the Restricted Stock Units at the time of the related dividend record date, by (ii) the closing price of a Share on the related dividend payment date. Any additional Restricted Stock Units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original Restricted Stock Units to which they relate. Any additional Restricted Stock Units credited as dividend equivalents that result in a fractional Share shall be carried forward on each of the first and second Vesting Date to the subsequent Vesting Date and shall be rounded up to the nearest whole Share on the third and final Vesting Date.
3.6    Deferral. Subject to Section 409A of the Code, the Participant may be permitted to elect to defer receipt of his or her Shares related to the Restricted Stock Units under a separate deferral program.
ARTICLE IV
FORFEITURES
4.1    Termination of Employment. Except as provided in Sections 4.2, 4.3 and 5.1 of this Agreement, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate for any reason, then the Restricted Stock Units, to the

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extent not vested, shall be forfeited to the Company without payment of any consideration by the Company, and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.
4.2    Retirement. In the case of a Participant’s Retirement on or following the first anniversary of the Grant Date, the Restricted Stock Units, to the extent not vested, shall become fully vested upon such Retirement and the Company shall pay and transfer to the Participant the Shares in such amounts and at such times as are set forth in the Notice as if the Participant had remained employed with the Company, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement.
4.3    Death or Disability. If the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate on account of death or Disability, the Restricted Stock Units, to the extent not vested, shall become fully vested upon such termination of employment or Services and shall be paid in accordance with Section 3.3 above.
4.4    Clawback of Award. The Restricted Stock Unit Award is subject to any clawback or recoupment policies of the Company, as in effect from time to time (including the Company’s Clawback Policy), or as otherwise required by law. In addition, in the event that the Administrator determines in its sole discretion that the Participant has violated the Restrictive Covenant Agreement, the Company may require reimbursement or forfeiture of all or a portion of any proceeds, gains or other economic benefit realized or realizable by the Participant under the Award. Upon such determination any such proceeds, gains or other economic benefit must be paid by the Participant to the Company and any unvested portion of the Award shall immediately terminate and shall be forfeited.
ARTICLE V
CHANGE IN CONTROL
5.1    Change in Control. In the event of a Change in Control:
(a)With respect to each outstanding Restricted Stock Unit that is assumed or substituted in connection with a Change in Control, in the event that during the twenty-four (24) month period following such Change in Control a Participant's employment or Service is terminated without Cause by the Company or any Affiliate or the Participant resigns from employment or Service from the Company or any Affiliate with Good Reason, (i) the restrictions, payment conditions, and forfeiture conditions applicable to such Restricted Stock Unit shall lapse (but, the Participant's obligations under the Restrictive Covenants Agreement and this Agreement shall not lapse), and (ii) such Restricted Stock Unit shall become fully vested and payable within ten (10) days following such termination of employment or Services.
(b)With respect to each outstanding Restricted Stock Unit that is not assumed or substituted in connection with a Change in Control, except as would result in the imposition of additional taxes and penalties under Section 409A of the Code, immediately upon the occurrence of the Change in Control, (i) the restrictions, payment conditions, and forfeiture conditions applicable to such Restricted Stock Unit granted shall lapse (but, the Participant's obligations under the Restrictive Covenants Agreement and this Agreement shall not lapse), and

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(ii) such Restricted Stock Unit shall become fully vested and payable within ten (10) days following the Change in Control.
5.2    Assumption/Substitution. For purposes of Section 5.1, the Restricted Stock Units shall be considered assumed or substituted for if, following the Change in Control, the Restricted Stock Units are (i) based on shares of common stock that are traded on an established U.S. securities market and (ii) of comparable value and remains subject to the same terms and conditions that were applicable to the Restricted Stock Units immediately prior to the Change in Control except that the Restricted Stock Units that relate to Shares shall instead relate to the common stock of the acquiring or ultimate parent entity.
ARTICLE VI

MISCELLANEOUS
6.1    Administration. The Administrator shall have the power to interpret the Plan, the Restrictive Covenants Agreement and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Restricted Stock Units.
6.2    Restrictions on Transfer. Restricted Stock Units that have not vested may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Administrator, or by will or the laws of descent and distribution.
6.3    Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said Restricted Stock Units on its books or otherwise nor will any of said Restricted Stock Units be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.4    Adjustments. The Participant acknowledges that the Restricted Stock Units are subject to modification and termination in certain events as provided in this Agreement and Article 3 of the Plan.
6.5    Termination of Employment or Service/Breach of the Restrictive Covenants Agreement. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to termination of employment or Service, including without limitation, whether a termination has occurred, whether any termination resulted from a discharge for Cause and whether any particular leave of absence constitutes a termination, as

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well as whether the Participant has fully complied with the Restrictive Covenants Agreement for purposes of this Agreement.
6.6    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Executive Vice President and Chief Administrative Officer at the Company's principal office, and any notice to be given to the Participant shall be addressed to the Participant's last address reflected on the Company's records.
6.7    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.8    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.9    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
6.10    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Stock Units in any material way without the prior written consent of the Participant.
6.11    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 6, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
6.12    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Restricted Stock Units and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.13    Entire Agreement. The Plan, the Notice, the Restrictive Covenants Agreement and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of

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the Company and the Participant with respect to the subject matter hereof, with the exception any other restrictive covenant agreement, including any non-compete, non-solicit or confidentiality agreement between Participant and the Company, which agreement shall survive in accordance with its own terms.
6.14    Section 409A. The intent of the parties is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the "Code"), and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement and the Award which are subject to Section 409A of the Code until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Award during the six-month period immediately following the Participant's separation from service shall instead be paid on the first business day after the date that is six months following the Participant's separation from service (or, if earlier, the Participant's death). The Company makes no representation that any or all of the payments described in this Agreement and the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant understands and agrees that he or she shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
6.15    Disclosure Regarding Use of Personal Information.
(a)     Definition and Use of “Personal Information”. In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, the Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment. The “Personal Information” the Company may collect, process, store and transfer for the purposes outlined above may include the Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and the Participant’s beneficiaries and contact information. The Participant may obtain

6.14
more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.
(b)     Use, Transfer, Storage and Processing of Personal Information. The use, transfer, storage and processing of Personal Information electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. To the extent permitted by law, Personal Information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the entity that employs (or any entity that has employed) the Participant from the Participant’s country of employment to the Company (or its Affiliates or Subsidiaries) and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to the Participant’s Personal Information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Administrator; (v) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of the Participant’s Personal Information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.
ARTICLE VII
DEFINITIONS

Wherever the following terms are used in the Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
7.1    "Disability" shall mean a condition such that an individual would be considered disabled for the purposes of Section 409(A) of the Code.
7.2    "Retirement" shall mean a “separation from service” (within the meaning of Section 409A of the Code) with the Company and all Affiliates (other than for Cause) after attaining eligibility for Retirement. A Participant attains eligibility for Retirement upon the earlier of (a) age 65 or (b) age 55 with at least ten (10) whole years of consecutive Service starting from the Participant's most recent hire date with the Company and all Affiliates. For the

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avoidance of doubt, the phrase “consecutive Service” in the preceding sentence shall not include time spent by the Participant:
(a)as a consultant or advisor to the Company or its Affiliates following a “separation from service” within the meaning of Section 409A of the Code;
(b)engaged as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands; or
(c)employed with or providing services to any business acquired by the Company or any Affiliate prior to the time such business was acquired by the Company or any Affiliate or employed with or providing services to any business after the time such business was divested by the Company or any Affiliate.
7.3    “Service” or “Services” shall mean services performed by the Participant for the Company or its Affiliates as an Employee, consultant or adviser, provided that services performed by a Participant in the capacity as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands shall not constitute Service.